Exhibit 5.1

[Dow, Lohnes & Albertson, PLLC Letterhead Appears Here]

June 3, 2005

Youbet.com, Inc.
5901 De Soto Avenue
Woodland Hills, California 91367

     Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as special counsel for Youbet.com, Inc., a Delaware corporation (“Youbet”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) pertaining to an additional 750,000 shares (the “Shares”) of Common Stock, $0.001 par value per share, being registered for issuance by Youbet pursuant to the Youbet.com, Inc. Equity Incentive Plan (as in effect as of the date hereof, the “Plan”).

     In preparing this opinion we have reviewed (a) the Registration Statement; (b) Youbet’s Certificate of Incorporation, as amended; (c) Youbet’s Amended and Restated By-Laws; (d) the Plan; and (e) executed copies of the unanimous written consents of the Board of Directors of Youbet (the “Board”), dated as of April 18, 2005 and April 26, 2005, and of the Compensation Committee of the Board, dated as of April 18, 2005 (collectively, the “Resolutions”), approving the Plan and reserving the Shares for issuance under the Plan.

     With respect to the foregoing documents, we have assumed: (i) the authenticity of all documents submitted to us as originals, the conformity with authentic original documents of all documents submitted to us as copies or forms, the genuineness of all signatures and the legal capacity of natural persons; (ii) that the Resolutions are the only resolutions of the Board or of any committee of the Board pertaining to the approval of the Plan and reserving the Shares for issuance under the Plan; and (iii) that the foregoing documents, in the forms thereof submitted for our review, have not been altered, amended or repealed in any respect material to our opinion as stated herein. We have not reviewed any documents other than the documents listed above for purposes of rendering our opinion as expressed herein, and we assume that there exists no provision of any such other document that bears upon or is inconsistent with our opinion as expressed herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.

     We are members of the Bar of the District of Columbia and do not purport to be experts on, or generally familiar with, or certified to express legal conclusions based upon, the laws of any other jurisdiction. As to matters of law set forth below, our opinion is limited to matters of law arising under the General Corporation Law of the State of Delaware (the “Applicable Law”); provided, however, that the term Applicable Law includes only those laws and regulations that a lawyer exercising customary professional diligence would reasonably recognize as being directly applicable to the issuance and sale of the Shares pursuant to the Plan and does not include laws of the type described in Section 19 of the Legal Opinion Accord of the American Bar Association Section of Business Law (1991). We express no opinion as to conflicts of law rules, or the laws of any states or jurisdictions, including state or federal laws regulating securities or the rules and regulations of stock exchanges or any other regulatory body, other than as specified above.

     In rendering this opinion, we have assumed that: (i) the Registration Statement will be automatically effective when filed with the Securities and Exchange Commission (the “Commission”) in accordance with Rules 456 and 462 promulgated under the Securities Act of 1933, as amended (the “Securities Act”); and (ii) the Registration Statement will be effective at the time any Shares are offered or issued under the Plan.

     Based upon and subject to the foregoing and any other qualifications stated herein, we are of the opinion that the Shares, when and to the extent issued and paid for pursuant to the provisions of the Plan, will be validly issued, fully paid and non-assessable, subject to limitations imposed by bankruptcy, insolvency, reorganization, moratorium or similar laws and related court decisions of general applicability relating to or affecting creditors’ rights generally.

     Our opinion is as of the date hereof. We assume no obligation to advise you of any changes to the foregoing subsequent to the delivery of this opinion letter. Our opinion is expressly limited to matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to Youbet or the Shares.

     We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to all references to our firm in the Registration Statement, provided, that in giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours, DOW, LOHNES & ALBERTSON, PLLC
By:	/s/ Thomas D. Twedt
Thomas D. Twedt
Member